Exhibit 10.4

LOCK-UP AND CLAW-BACK AGREEMENT

LOCK-UP AND CLAW-BACK AGREEMENT (this “Agreement”), effective as of December 28, 2006 (the “Effective Date”), by and between Lexington Corporate Properties Trust, a Maryland real estate investment trust (the “Company”) and ________________ (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Board of Trustees of the Company (the “Board”) granted ___________ unvested common shares of the Company to Executive that remain subject to service-based vesting restrictions: (the “Unvested Shares”); and

WHEREAS, the Board has agreed to accelerate the vesting of the Unvested Shares in consideration for Executive’s agreement (i) not to sell the vested common shares of the Company that he receives upon the vesting of the Unvested Shares (the “Vested Shares”) until the dates set forth on Exhibit A; and (ii) to return to the Company the Vested Shares in the event that Executive’s fraud or intentional misconduct directly or indirectly causes (or materially contributes to) a material financial restatement prior to the dates set forth on Exhibit A, whether such restatement is required by law.

NOW, THEREFORE, in order to accomplish these objectives and in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.             Vesting of Unvested Shares. As of the Effective Date, Executive shall become fully vested in the Unvested Shares.

2.             Lock-Up Agreement. Executive shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value, or otherwise agree to engage in any of the foregoing transactions with respect to, the number of Vested Shares set forth on Exhibit A without the prior written consent of the Company. The restriction in the preceding sentence shall be in effect until the dates set forth on Exhibit A.

3.             Claw-Back Agreement. Executive shall return to the Company the number of Vested Shares set forth on Exhibit A if a court having jurisdiction in the matter in a final adjudication from which there is no further right of appeal determines that Executive has engaged in fraud, or intentional misconduct that directly or indirectly causes, in whole or in part, the need for a material financial restatement by the Company prior to dates set forth on Exhibit A.

4.             Notices. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

If to Executive:

[insert Executive’s contact information]

If to the Company:

Lexington Corporate Properties Trust

One Penn Plaza, Suite 4015

New York, NY 10119-4015

Attention: Compensation Committee Chairman

With a copy to: Joseph S. Bonventre

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022

Attention: Mark Schonberger, Esq.

5.	General.

(a)           Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State.

(b)           Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)          Taxes. The Executive acknowledges that he shall be solely responsible for the satisfaction of any taxes that may arise, and that the Company shall not have any obligation whatsoever to pay such taxes. The Company shall withhold from the Vested Shares any applicable withholding taxes payable to federal, state, local or foreign taxing authorities. The Company shall have no obligation to indemnify or hold Executive harmless from any taxes he may incur from any amounts payable under this Agreement.

(d)           Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and undertakings, both written and oral, between the Company and the Executive.

(e)           Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct.

(f)            Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(g)           Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement effective as of the day and year first written above.

Date: _______________________	LEXINGTON CORPORATE PROPERTIES TRUST

_______________________
Name: Joseph S. Bonventre
Title: Authorized Officer

EXECUTIVE

Date: _______________________	_______________________
[insert Executive’s name]

Exhibit A

Number of Vested Shares subject to Lock-Up/Claw-Back	Expiration of Lock-Up/Claw-Back
January 1, 2008
January 1, 2009
January 1, 2010
January 1, 2011

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